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                                                                    Exhibit 99.3


                               OFFER TO EXCHANGE
                11% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
                          FOR ANY AND ALL OUTSTANDING
                     11% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                       THE IMPERIAL HOME DECOR GROUP INC.

             UNCONDITIONALLY GUARANTEED, JOINTLY AND SEVERALLY ON A
                     SENIOR SUBORDINATED UNSECURED BASIS BY
           VERNON PLASTICS, INC., IMPERIAL HOME DECOR GROUP (US) LLC,
                WDP INVESTMENTS, INC., MARKETING SERVICE, INC.,
                 AND IMPERIAL HOME DECOR GROUP HOLDINGS LIMITED

To The Depository Trust Company Participants:

     We are enclosing herewith a Prospectus dated               , 1998 (as
amended and supplemented from time to time, the 'Prospectus') of The Imperial Home Decor Group Inc., a Delaware corporation (the 'Company'), and the related Letter of Transmittal (as amended and supplemented form time to time, the 'Letter of Transmittal') which together constitute the offer of the Company (the 'Exchange Offer') to exchange $1,000 principal amount of its outstanding 11% Senior Subordinated Notes due 2008, Series B (the 'Exchange Notes'), registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a registration statement of which the Prospectus is a part, for each $1,000 principal amount of its outstanding 11% Senior Subordinated Notes due 2008 (the 'Old Notes') of which $125,000,000 aggregate principal amount is outstanding. Capitalized terms not defined herein have the meanings given to such terms in the Prospectus.

     Enclosed herewith are copies of the following documents;

          1. Prospectus dated               , 1998;

          2. Letter of Transmittal;

          3. Notice of Guaranteed Delivery;

          4. Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

          5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON               , 1998,
UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To tender in the Exchange Offer, a holder (a 'Holder') must transmit an Agent's Message together with a book-entry transfer, the Old Notes and any other required documents, to The Bank of New York (the 'Exchange Agent') prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date. Confirmation of book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term 'Agent's Message' means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ('ATOP'); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

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     Pursuant to the Letter of Transmittal, each Holder will represent to the
Company that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of business, (ii) it will have no arrangements or understanding with any person to participate in the distribution of the Old Notes or the Exchange Notes within the meaning of the Securities Act, (iii) it is not an affiliate of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if it is a broker-dealer that will receive Exchange Notes for its own account (a 'Participating Broker-Dealer') in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. If the tendering Holder is Participating Broker-Dealer, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     The enclosed Instruction to the Book-Entry Transfer Participant contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from The Bank of New York, 101 Barclay Street, Floor 7E, New York, NY 10286, Attention:
Reorganization Section.

                                          Very truly yours,

                                          THE IMPERIAL HOME DECOR GROUP INC.


                                          BY: __________________________________
                                                       Scott R. Levin
                                                  Executive Vice President--
                                                     Administration and
                                                   Chief Financial Officer

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE IMPERIAL HOME DECOR GROUP INC. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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